FOR IMMEDIATE RELEASE

Contact:  Ivan W. Webb

               President and Chief Executive Officer
            BroadBand Wireless International Corporation

            254-442-1603

             BROADBAND WIRELESS DISAVOWS MAY 16, 2000 PRESS RELEASE

Cisco, Texas - (May 17, 2000) - BroadBand Wireless International Corporation (OTCBB: BBAN) today announced that it had not issued a May 16, 2000 press release regarding BBAN LLC, a joint venture entity in which, the May 16 release stated, BroadBand Wireless International Corporation owned a revenue interest. According to Ivan W. Webb, President and Chairman of the Board of Directors of the Company, "BroadBand Wireless International Corporation has no knowledge of its entitlement to any revenue interest in any such joint venture, nor did we issue the May 16, 2000 press release. Although that press release named Justin Ellis as the contact person to call on behalf of BroadBand Wireless International Corporation, Mr. Ellis is neither an employee of this company nor is he authorized to issue any statements or press releases on behalf of this company."

Previously, on May 15, 2000, BroadBand Wireless International Corporation had issued a press release announcing the commencement of an internal investigation into various matters, including certain financial and accounting irregularities and possible violations of federal securities laws. Continued Mr. Webb, "The May 15, 2000 press release is the last press release issued by this corporation. Obviously, we are very concerned that, in light of our internal investigation, unauthorized third parties no longer employed by us are purporting to represent the corporation, and we have notified the appropriate regulatory authorities that the May 16, 2000 press release was not issued by BroadBand Wireless International Corporation."